Exhibit 99 to Form 3
                               CNE Group, Inc. on
                          Behalf of Larry M. Reid

Note 1:   Ownership held JTWROS with wife.

Note 2: The reported securities are attached to 255,336 shares of CNE Group, Inc. Class A Preferred Stock acquired on April 23, 2003.